Exhibit 99.1

Imperial Holdings, Inc. Announces Second Quarter 2013 Results

Boca Raton, FL, August 13, 2013 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial” or the “Company”), a specialty finance company with a focus on providing liquidity solutions to owners of illiquid financial assets, announced today its financial results for the three and six months ended June 30, 2013.

Three Months Ended June 30, 2013

Total income was $69.1 million for the three months ended June 30, 2013, a $53.0 million increase over the same period in 2012. The increase was driven by the addition of 422 life insurance policies to the Company’s life settlements portfolio and a corresponding increase in the fair value of the Company’s investments in life settlements. Total expenses were $21.4 million for the three months ended June 30, 2013 compared to $16.8 million during the same three month period in 2012. Expenses in the period were driven by charges associated with the establishment of the Company’s long-term credit facility of $10.3 million, or $0.48 per share, that could not be capitalized over the life of the facility.

The Company reported net income of $47.7 million, or $2.25 per fully diluted share, for the three months ended June 30, 2013, compared to a net loss of $625,000, or ($.03) per fully diluted share, for the same period in 2012.

Six Months Ended June 30, 2013

Total income was $75.5 million for the six months ended June 30, 2013, a $49.4 million increase over the same period in 2012. Total expenses were $32.0 million for the six months ended June 30, 2013 compared to total expenses of $35.7 million incurred during the same period in 2012.

The Company reported net income of $43.4 million, or $2.04 per fully diluted share for the six months ended June 30, 2013, compared to a net loss of $9.5 million, or ($.45) per fully diluted share, for the same period in 2012.

Life Finance Segment- Second Quarter

In our life finance segment, total income was $65.6 million for the three months ended June 30, 2013, a $53.3 million increase over the same period in 2012. The Company recorded an increase in the fair value of its life settlements portfolio of $64.8 million. The increase was primarily attributable to the addition of 422 life insurance policies, the majority of which were either acquired through the purchase of CTL Holdings, LLC or previously classified as off balance sheet contingent assets. Segment expenses were $13.4 million during the three months ended June 30, 2013 compared to $5.2 million for the same period in 2012. As discussed above, segment expense increases were driven by closing costs associated with the Company’s long-term credit facility and repayment of its bridge loan.

At June 30, 2013 the estimated fair value of the Company’s life insurance policies was $265.8 million compared to $113.4 million at December 31, 2012. The weighted average discount rate used in the Company’s fair value model was 20.61% at June 30, 2013 compared to 24.01% at December 31, 2012. The aggregate face value of the Company’s portfolio of life insurance policies was approximately $3.0 billion at June 30, 2013.

Structured Settlements Segment- Second Quarter

In our structured settlements segment, total income was $3.5 million for the three months ended June 30, 2013 compared to $4.0 million for the same period in 2012, a decrease of $500,000. During the three months ended June 30, 2013, 150 structured settlements were sold that resulted in a gain of $3.1 million compared to 265 structured settlements that were sold for a gain of $3.1 million during the same period in 2012. Structured settlement segment expenses were $4.0 million during the three months ended June 30, 2013 compared to $5.5 million for the same period in 2012. The decrease in expenses was mostly attributable to lower personnel and marketing costs. Segment operating loss was $480,000 for the second quarter of 2013 compared to a segment operating loss of $1.6 million for the same period in 2012.

As of June 30, 2013, the Company had $23.6 million of cash and cash equivalents and its book value was $8.06 per share.

Antony Mitchell, Chief Executive Officer, commented, “I am pleased to report our first quarter reflecting our now significantly larger life settlements portfolio. We recognized a meaningful increase in book value and will look to pursue additional investment opportunities in order to increase shareholder value.”

Conference Call

The Company will host a conference call today at 5:00 P.M ET. To join the call please dial US Toll Free (877) 450-6528 or from Outside of the US (281) 616-8820 and provide Conference ID 29828984 when prompted.

A recording of this call will be available until August 27, 2013. To access the recording of the call please dial US Toll Free (800) 585-8367 or from Outside of the US (404) 537-3406 and enter Conference ID 29828984 when prompted.

The conference call will also be broadcast live through a link on the Investor Relations section of the Company’s website at www.imperial.com. Please visit the Web site at least 10 minutes prior to the call to register, download and install any necessary audio software.

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. Imperial’s primary operating units are Life Finance and Structured Settlements. In its Life Finance unit, Imperial purchases and sells life insurance policies. In its Structured Settlements unit, Imperial purchases from individuals long-term annuity payments issued by highly rated U.S. insurance companies. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,”

“expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Imperial’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the absence of a material adverse change affecting the Company and its subsidiaries or the value of its portfolio of life insurance policies; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding its procedures for the then applicable reporting period or that require additional efforts, procedures or review; the investigation by the Securities and Exchange Commission, and potential adverse outcomes associated with the investigation, including payments or fines the Company may be required to make, restrictions placed upon the Company and legal proceedings that may relate to these matters; the possibility that payments due to the Company under certain policies may be delayed; the Company’s ability to manage and source capital for the life insurance policies it owns that it cannot borrow against under the revolving credit facility; the amount of legal expenses for which the Company is obligated to reimburse under its certain indemnification obligations; and the accuracy of actuarial assumptions underlying the Company’s models. All forward-looking statements attributable to Imperial or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com

-SELECTED FINANCIAL TABLES FOLLOW-

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$21,283	$7,001
Cash and cash equivalents (VIE restricted)	2,280	—
Restricted cash	—	1,162
Investment securities available for sale, at estimated fair value	—	12,147
Deferred costs, net	—	7
Prepaid expenses and other assets	14,690	14,165
Deposits — other	1,603	2,855
Interest receivable, net	42	822
Loans receivable, net	206	3,044
Structured settlement receivables, at estimated fair value	1,393	1,680
Structured settlement receivables at cost, net	1,584	1,574
Investment in life settlements, at estimated fair value	47,645	113,441
Investment in life settlements, at estimated fair value (VIE restricted)	218,128	—
Fixed assets, net	140	232
Investment in affiliates	2,315	2,212

Total assets	$311,309	$160,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$7,573	$6,606
Accounts payable and accrued expenses (VIE restricted)	1,452	—
Other liabilities	23,123	20,796
Note payable, at estimated fair value (VIE restricted)	101,775	—
Income taxes payable	6,295	6,295

Total liabilities	140,218	33,697
Commitments and Contingencies
Stockholders’ Equity
Common stock (80,000,000 authorized; 21,237,166 and 21,206,121 issued and outstanding as of June 30, 2013 and December 31, 2012, respectively)	212	212
Additional paid-in-capital	239,118	238,064
Accumulated other comprehensive loss	—	(3)
Accumulated deficit	(68,239)	(111,628)

Total stockholders’ equity	171,091	126,645

Total liabilities and stockholders’ equity	$311,309	$160,342

*	Derived from audited consolidated financial statements.

Imperial Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands, except share and per share data)
Income
Interest income	$75	$698	$162	$1,604
Interest and dividends on investment securities available for sale	—	132	14	260
Origination fee income	—	188	—	438
Realized gain on sale of structured settlements	3,128	3,134	6,670	5,609
(Loss) gain on life settlements, net	(1,247)	55	(1,247)	291
Change in fair value of life settlements	64,846	4,874	66,686	9,129
Unrealized change in fair value of structured settlements	236	569	781	1,178
Servicing fee income	76	327	310	684
Gain on maturities of life settlements with subrogation rights, net	—	6,090	—	6,090
Other income	2,000	116	2,090	866

Total income	69,114	16,183	75,466	26,149

Expenses
Interest expense	10,759	304	10,861	1,078
Unrealized change in fair value of note payable	(5,361)	—	(5,361)
Loss on extinguishment of debt	3,991	—	3,991	—
Provision for losses on loans receivable	—	441	—	441
(Gain) loss on loan payoffs and settlements, net	(65)	162	(65)	153
Amortization of deferred costs	—	516	7	1,497
Personnel costs	3,653	5,033	6,984	8,722
Marketing costs	617	1,286	1,428	3,447
Legal fees	4,665	5,699	8,744	13,590
Professional fees	1,619	1,795	2,720	3,713
Insurance	479	617	998	1,086
Other selling, general and administrative expenses	1,036	955	1,730	1,959

Total expenses	21,393	16,808	32,037	35,686

Income (loss) before income taxes	47,721	(625)	43,429	(9,537)
(Provision) benefit for income taxes	—	—	(40)	41

Net income (loss)	$47,721	$(625)	$43,389	$(9,496)

Income (loss) per share:

Basic	$2.25	$(0.03)	$2.05	$(0.45)

Diluted	$2.25	$(0.03)	$2.04	$(0.45)

Weighted average shares outstanding:

Basic	21,219,880	21,206,121	21,213,039	21,205,370

Diluted	21,237,166	21,206,121	21,230,325	21,205,370

Life Finance Segment Data

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Period Acquisitions — Policies Owned
Number of policies acquired	422	11	430	20
Average age of insured at acquisition	77.7	74.1	77.7	74.7
Average life expectancy — Calculated LE (Years)	12.7	15.5	12.7	13.7
Average death benefit	$4,756	$4,192	$4,744	$5,381
Aggregate purchase price	$56,875	$617	$58,400	$2,780

End of Period — Policies Owned
Number of policies owned	627	204	627	204
Average Life Expectancy — Calculated LE (Years)	11.9	10.5	11.9	10.5
Aggregate Death Benefit	$3,015,140	$1,017,806	$3,015,140	$1,017,806
Aggregate fair value	$265,773	$110,610	$265,773	$110,610
Monthly premium — average per policy	$7.8	$11.2	$7.8	$11.2

End of Period Loan Portfolio
Loans receivable, net	$206	$10,616	$206	$10,616
Number of policies underlying loans receivable	2	53	2	53

Aggregate death benefit of policies underlying loans receivable	$12,000	$244,575	$12,000	$244,575
Number of loans with insurance protection	—	24	—	24
Loans receivable, net (insured loans only)	$—	$4,588	$—	$4,588
Average Per Loan:
Age of insured in loans receivable	72.1	76.2	72.1	76.2
Life expectancy of insured (years)	19.4	15.2	19.4	15.2
Monthly premium	$1	$5	$1	$5
Loan receivable, net	$103	$200	$103	$200
Interest rate	14.0%	12.7%	14.0%	12.7%

Structured Settlements Segment Data

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Period Originations:
Number of transactions	144	262	315	503
Number of transactions from repeat customers	80	99	165	169
Average purchase discount rate	17.5%	18.8%	17.4%	18.8%
Face value of undiscounted future payments purchased	$29,849	$34,951	$60,570	$65,380
Amount paid for settlements purchased	$6,136	$6,263	$11,675	$11,915
Marketing costs	$617	$1,286	$1,060	$3,447
Selling, general and administrative (excluding marketing costs)	$3,339	$4,238	$6,845	$8,166
Average Per Origination During Period:
Face value of undiscounted future payments purchased	$207	$133	$192	$130
Amount paid for settlement purchased	$43	$24	$37	$24
Time from funding to maturity (months)	141	146	149	151
Marketing cost per transaction	$4	$5	$3	$7
Segment selling, general and administrative (excluding marketing costs) per transaction	$23	$16	$22	$16
Period Sales:
Number of transactions originated and sold	151	265	314	440
Realized gain on sale of structured settlements	$3,128	$3,134	$6,670	$5,609
Average sale discount rate	9.4%	10.8%	9.6%	10.7%
End of Period Portfolio:
Number of transactions on balance sheet	91	129	91	129